UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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KENNEDY-WILSON HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNEDY WILSON

Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

April 29, 2016

Dear Fellow Shareholder,

I cordially invite you to attend the 2016 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 9, 2016, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, by telephone or in person as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson, and I look forward to seeing you at the annual meeting.

All the very best

William J. McMorrow
Chairman and Chief Executive Officer

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 9, 2016, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.       To elect two (2) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified;

2.       To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2016 fiscal year; and

3.       To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 29, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

By Order of the Board of Directors,

In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary

Dated: April 29, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2016.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

PROXY STATEMENT

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about May 5, 2016, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2016 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 9, 2016 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 29, 2016 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting. As of the close of business on the Record Date, a total of 113,666,390 shares of common stock are entitled to vote at the Annual Meeting.

Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of common stock are not entitled to cumulate their votes for the election of directors.

What am I voting on?

Proposal No. 1: To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.

Proposal No. 2: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2016 fiscal year.

How do I vote by proxy?

You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.

If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.

If I hold my shares in street name, how do I cast my vote?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting. Abstentions, broker non-votes and withhold votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 2 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal No. 1.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

•	Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2016;

•	Jerry Solomon and David A. Minella in the class to stand for election in 2017; and

•	William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2018.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Cathy Hendrickson and Stanley R. Zax for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2019, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Directors and Executive Officers

Set forth below is the name, age (as of April 29, 2016) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position

William J. McMorrow	69	Chairman and Chief Executive Officer
Justin Enbody	35	Chief Financial Officer
Mary Ricks	51	President and CEO, Kennedy Wilson Europe
Matt Windisch	36	Executive Vice President
Kent Mouton	62	Director and Executive VP, General Counsel
In Ku Lee	35	Senior Vice President, Deputy GC and Secretary
Norman Creighton(1)	80	Director
Cathy Hendrickson(1)	69	Director
David A. Minella(1)	63	Director
Jerry R. Solomon	65	Director
Stanley R. Zax	78	Director

—————

(1)	Serves on the Audit Committee, Nominating Committee and Compensation Committee.

William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. Mr. McMorrow also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and is the co-chairman of the Company’s investment committee. Mr. McMorrow is a Trustee of the University of Southern California and the Windward School and is also a member of the Executive Board of the USC Lusk Center for Real Estate. In 2014, Mr. McMorrow received City of Hope’s Spirit of Life Award at the Los Angeles Real Estate and Construction Industries Council’s 2014 Celebration. In 2015, Mr. McMorrow was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland. Mr. McMorrow is involved in numerous charities, including the Navy Seal Foundation, the Rape Treatment Center, and Loyola High School. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody—Chief Financial Officer. Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, financial reporting and risk management. He also serves on the Company’s investment committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a senior consultant with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.

Mary Ricks—President and CEO, Kennedy Wilson Europe. Ms. Ricks is President and Chief Executive Officer of Kennedy Wilson Europe. She joined the Company in 1990 and before assuming her current role in 2011, headed the Company’s commercial investment group since 2002. Ms. Ricks also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and on the Company’s investment committee. Prior to joining Kennedy Wilson, Ms. Ricks was a commercial broker at the Hanes Company. In 2014, Ms. Ricks was selected by PERE as Industry Figure of the Year, Europe. She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA. She received a B.A. in Sociology from UCLA, where she was an All-American athlete.

Matt Windisch—Executive Vice President. Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and is co-chairman of Kennedy Wilson’s Investment Committee and oversees the company’s public capital markets activities, business in Japan, retail investment platform and the research subsidiary. In addition, Mr. Windisch spearheads the Company’s corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton—Director and Executive Vice President, General Counsel. Mr. Mouton is General Counsel of the Company and also serves on our board of directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995 and currently serves on the Company’s investment committee. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and Los Angeles County and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

In Ku Lee—Senior Vice President, Deputy General Counsel and Secretary. Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company. Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Norman Creighton—Director. Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton is currently a member of the board of directors of Square 1 Bank. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Cathy Hendrickson—Director. Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkley. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.

David A. Minella—Director. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Jerry R. Solomon—Director. Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon started his career in the tax department of JK Lasser & Company, or JK Lasser, that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm in the Los Angeles area where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of seven partners and 80 staff members. In 1988, Mr. Solmon formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. In 2014, Mr. Solomon left the firm of Solomon, Winnett & Rosenfield and started an independent practice specializing in both the real estate and service industries. He consults with high net worth individuals and families in tax and transactional planning. Mr. Solomon received his B.S. Degree in accounting and an M.B.A. from University of California, Berkeley. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.

Stanley R. Zax—Director. Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from l977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Currently, Mr. Zax serves as director of The Center for The Study of the Presidency and Congress in Washington, D.C., Prostate Cancer Foundation, and 1st Century Bank, Los

Angeles. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He also served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. In connection with the offering of the Company’s Series B Preferred Stock to Fairfax Financial Holdings Limited, or Fairfax, Fairfax was given the right to designate one person to be elected to the Company’s Board of Directors. Mr. Zax is Fairfax’s Board designee. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

Director Compensation

In 2015, each non-employee director received an annual retainer fee of $50,000. The chairpersons of the audit committee, compensation committee and nominating committee received additional annual retainer fees of $20,000, $10,000 and $10,000, respectively.

The following table provides compensation information for the fiscal year ended December 31, 2015 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total

Norman Creighton	$80,000	$366,000	$—	$15,000	$461,000
Cathy Hendrickson	60,000	366,000	—	15,000	441,000
David Minella	50,000	366,000	—	15,000	431,000
Jerry Solomon	50,000	366,000	—	15,000	431,000
Stanley Zax	50,000	366,000	—	15,000	431,000

—————

(1)	Messrs. McMorrow and Mouton did not receive any director fees during 2015.

(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 15,000 shares of restricted stock granted to each of our non-employee directors in 2015, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 15 of the Company’s financial statements for the fiscal year ended December 31, 2015 contained in the Company’s annual report on Form 10-K. The aggregate number of shares of restricted stock outstanding at December 31, 2015 for each of our non-employee directors is set forth in the table below. Each award of restricted stock held by our non-employee directors will vest with respect to 20% of the restricted shares on each of the first through fifth anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability.

Mr. Creighton	45,000
Ms. Hendrickson	45,000
Mr. Minella	45,000
Mr. Solomon	45,000
Mr. Zax	45,000

(3)	Reflects payments of dividends on unvested shares of restricted stock to each non-employee director.

REQUIRED VOTE

Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR SET FORTH HEREIN.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

•	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

•	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

•	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

•	KPMG’s independence program and its processes for maintaining its independence;

•	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

•	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2014 and 2015:

Fee Category	Fiscal 2014 Fees	Fiscal 2015 Fees

Audit fees (1)	$2,302,000	$1,972,000
Audit-related fees	—	—
Tax fees (2)	455,000	521,000
All other fees (3)	—	—

	$2,757,000	$2,493,000

—————

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, audits of significant acquisitions under Rule 3-14, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

(3)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT (1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

THE AUDIT COMMITTEE

Norman Creighton (Chairman)

Cathy Hendrickson

David Minella

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, David Minella, Jerry Solomon and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. We do not currently have a lead independent director.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.

Meetings of the Board of Directors

In 2015, the Board of Directors held six meetings and no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Three members of our Board of Directors attended our 2015 Annual Meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2015. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.

The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.

Compensation Committee

The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met eight times during 2015. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met one time during 2015. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2015, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2015, we believe that, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our Named Executive Officers (“NEOs”) for fiscal year 2015, as determined under applicable SEC rules. For the fiscal year ended December 31, 2015, our NEOs and their titles were as follows:

Named Executive Officer	Title
William J. McMorrow	Chairman and Chief Executive Officer
Mary Ricks	President and CEO, Kennedy Wilson Europe
Justin Enbody	Chief Financial Officer
Kent Mouton	Executive Vice President, General Counsel
Matt Windisch	Executive Vice President

The CD&A includes the following sections:

•	Executive Summary – Highlights our 2015 financial performance and results and the compensation program enhancements we made in 2015;

•

Executive Compensation Philosophy and Review Process – Outlines our compensation philosophy and the objectives and roles of the each of the compensation committee, compensation consultant and Chief Executive Officer (“CEO”) in determining the compensation for our executives;

•	Elements of Compensation – Provides a detailed description of each element of our executive compensation program; and

•	Tax, Accounting and Other Considerations – Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program.

I.  Executive Summary

Compensation Program Enhancements

The Compensation Committee is committed to reviewing our executive compensation program on a regular basis and making changes based on the current market compensation practices, governance trends, and the results of our non-binding say-on-pay proposal, amongst other factors. After its 2015 review of our compensation program, the Compensation Committee decided to make several enhancements to our executive compensation program to further link our NEOs with the long-term interests of our stockholders. The key enhancements that were made in 2015 are as follows:

What We Did	Highlights
* Eliminated “retesting”/ “catch-up” feature from 2015 restricted stock grants	Restricted stock awards will vest each year if return on equity (“ROE”) equals or exceeds 9% per annum, with NO “catch-up” feature at the end of the three-year performance period.
* Adopted a mandatory three-year holding period on all NEO restricted stock awards granted in 2015	Vested shares may not be sold for three years following the vesting date.
* No current dividends paid on unearned restricted stock awards

Commencing with 2015 awards, unvested shares subject to the achievement of performance goals are entitled to dividends only to the extent that the performance goals are attained. Dividends accumulate and are paid if and when the performance goals are attained and the underlying shares vest.

* Adopted stock ownership guidelines

Our CEO is required to own equity equal to 10x his base salary, other NEOs between 3-4x base salary and non-employee directors equal to 3x annual cash retainer. Our CEO ownership guideline requirement is significantly above market practice.

* Implemented anti-hedging and anti-pledging policies	Prohibits NEOs from hedging ownership of stock or pledging securities or otherwise using securities as collateral in the future. See “Anti-Hedging and Anti-Pledging Policies” below for details.
* Moved to annual equity grant program

Moved to an annual equity grant program from our previous program which was based on periodic / bi-annual grants, which significantly decreased the dilution from our annual share grants from 3.43% of common shares outstanding in 2014 to 1.57% in 2015.

2015 Financial Performance and Results

Kennedy Wilson is a global real estate investment company. We own, operate and invest in real estate both on our own and through our investment management platform. We focus on multifamily and commercial properties located in the Western U.S., U.K., Ireland, Spain, Italy and Japan. To complement our investment business, we also provide real estate services primarily to financial services clients. Our value is primarily derived from our ownership in income producing real estate assets. As of December 31, 2015, we have an ownership interest in approximately 39 million square feet of property globally, including 24,371 multifamily rental units. In addition to our core income producing real estate, we engage in redevelopment and value add initiatives through which we enhance cash flows or reposition assets to increase value. Additionally, our investment management and property services business manages over $18 billion of AUM the majority of which we have an ownership interest in and the balance we manage for third parties.

Our business strategy has resulted in a strong track record of creating both asset and entity value for the benefit of our stockholders and partners across multiple real estate cycles. In 2015, we were able to implement our strategy to achieve a record level of earnings while substantially increasing our recurring cash flows.

•	Our adjusted EBITDA for the full year 2015 was $371.2 million, up 17% compared to $317.8 million in 2014.

•	Our adjusted net income for the full year 2015 was $208.2 million, up 56% compared to $133.7 million in 2014.

•	Our adjusted fees for the full year 2015 was $158.2 million, up 31% compared to $121.0 million in 2014.

•

We and our equity partners (including Kennedy Wilson Europe Real Estate plc, or KWE), completed investment transactions of approximately $5.3 billion in 2015. The cap rate of our acquisitions ($3.2 billion) was 6.9%, while the cap rate of our dispositions ($2.1 billion) was 5.0%.

•

In 2015, on a same property basis, revenue and NOI of our multifamily investments grew annually by 7.7% and 10.7%, respectively. We have now had ten consecutive quarters where the NOI of our multifamily investments grew by more than 8%.

•	We and our consolidated subsidiaries (including KWE) entered 2016 with the strongest liquidity position in our history with $1.5 billion in consolidated cash and availability under lines of credit.

In addition, over the past five years, we have been able to generate consistent growth and deliver significant returns to our stockholders. Past performance is not necessarily indicative of future performance, and you should not unduly rely on the historical metrics shown below. The tables and charts presented are as of December 31 of the applicable year. For definitions of terms used throughout this section and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A.

ADJUSTED EBITDA GROWTH

$371
430% Growth
in Adjusted EBITDA since 2011
Adjusted EBITDA
($ Millions)
$400
$300
$200
$100
$-
$70
$97
$159
$318
2011
2012
2013
2014
2015

ADJUSTED NET INCOME GROWTH

$208
643% Growth
in Adjusted Net Income since 2011
Adjusted Net Income
($ in millions)
$200
$100
$-
$28
$40
$61
$134
2011
2012
2013
2014
2015

DIVIDEND GROWTH

$0.56
Annual Dividend
250% Growth
in Annual Dividend since 2011
$0.60
$0.40
$0.20
$-
$0.16
Annual Dividend
$0.20
Annual Dividend
$0.28
Annual Dividend
$0.36
Annual Dividend
$0.48
Annual Dividend
2011 (1)
2012
2013
2014
2015
Projected 2016 (2)
Quarter 1
Quarter 2
Quarter 3
Quarter 4

(1) Dividends were paid starting second quarter 2011. Assumes the declaration and payment of first quarter dividend of $0.04 per share for comparison purposes

(2) 2016 assumes a $0.14 quarterly dividend during each of the 4 quarters.

Kennedy Wilson Significantly Outperformed Market and Peer Group over Five Year Period

$300
$200
$100
$-
12/31/10
12/30/11
12/31/12
12/31/13
12/31/14
12/31/15
Kennedy Wilson
S&P 500 Index
S&P 500 Financials Index
Peer Group Average

Total Shareholder Returns

1-Year 12/31/15	3-Year 12/31/15	5-Year 12/31/15
S&P 1%	KW 81%	KW 160%
Financials (2%)	Financials 54%	S&P 81%
KW (3%)	S&P 53%	Peers 77%
Peers (18%)	Peers 41%	Financials 64%

KW: Kennedy-Wilson Holdings, Inc.

S&P: S&P 500 Index

Financials: S&P 500 Financial Index

Peers: Executive Compensation Peer Group Average*

Source: SNL Financial LC, Charlottesville, VA

*See "*Use of Peer Group Data*" below for additional details on our peer group.

Compensation Highlights

The objective of our executive compensation program is to pay and retain our high caliber executive officers in a competitive market. The compensation program is designed to align management and stockholder interests by tying compensation to, among other things, the achievement of performance goals that promote the creation of stockholder value, the performance of underlying business units and individual accomplishments.

Consistent with this focus, our compensation program includes the following key components:

Pay Element	Description and Key Features	Objective
Base Salary

•    Base salaries were adjusted in connection with the entrance into employment agreements or amendments to existing agreements in 2014.

•    No subsequent increases have been made to the base salaries of our NEOs

Salaries are set to attract and retain executive talent taking into consideration competitive market conditions with respect to peer companies.
Annual Bonus

•    Overall bonus pool is calculated up to 15% of the Company’s pre-bonus adjusted EBITDA

•    Compensation Committee approved a 2015 bonus pool equal to 13% of pre-bonus adjusted EBITDA

•    A portion of such pool is allocated to our NEOs based on their relative levels of contribution as determined by the Compensation Committee in its sole discretion, up to a maximum percentage

Designed to incentivize management to achieve the Company’s strategic financial goals with a bonus pool created utilizing a formulaic calculation based on the Company’s performance during the applicable year, with downwards adjustments at the Compensation Committee’s discretion.

Restricted Stock Awards

•    Provide annual grants to our NEOs in the form of performance-based restricted stock

•    Vests annually over a three-year period if the Company exceeds ROE goals, subject to continued employment

•    Any shares that vest will be subject to an additional 3-year holding period

•    Retesting / catchup feature eliminated from 2015 equity grants

•    Commencing with 2015 grants, no current dividends paid on unearned performance-based restricted stock

•    Mandatory holding period for our NEOs for three years following the vesting date on restricted stock awards

Structured to strengthen the alignment of interests of the members of senior management and stockholders and to support the retention of executives and encourage long-term performance.
Compensation Governance

•    Robust stock ownership guidelines, with our CEO subject to requirements equal to 10x base salary

•    Anti-hedging and anti-pledging policies

•    Do not provide tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended the “Tax Code”) on severance and change in control pay for any executive officers

•    No supplemental retirement benefits to our NEOs

•    Compensation Committee is comprised solely of independent directors and retained an independent compensation consultant

Maintain incentive compensation plans that do not encourage undue risk taking and are intended to align executive rewards with annual and long-term performance.

2015 NEO Compensation

The Compensation Committee received information from its independent compensation consultant, FTI Consulting, Inc. (“FTI Consulting”), and management in determining specific amounts of compensation to be provided to our NEOs for fiscal 2015 performance. Among the factors considered for our NEOs are market competitiveness (compared to our peer group and otherwise), company performance results, internal pay equity, past practice, experience and individual performance. There is no particular weight given to any factor and instead our NEOs’ compensation is reviewed on a holistic basis. Below is a summary of 2015 compensation for each of our NEOs as compared to 2014 amounts. Please see “Compensation Discussion and Analysis-Compensation Tables” for further details.

Named Executive Officer	Performance Year	Salary	Non-Equity Incentive Plan Compensation / Bonus	Stock Awards	Other Compensation	Total Direct Compensation
Mr. McMorrow Chairman and CEO	2015	$1,500,000	$13,000,000	$8,814,500	$1,492,479	$24,806,979
	2014	1,171,528	11,000,000	18,600,000	212,068	30,983,596

					%Change	(20%)
Ms. Ricks President and CEO,	2015	$1,000,000	$9,000,000	$5,392,400	$1,689,970	$17,082,370
Kennedy-Wilson Europe	2014	850,694	$7,000,000	11,160,000	1,237,341	20,248,035

					%Change	(16%)
Mr. Enbody Chief Financial Officer	2015	$600,000	$2,500,000	$2,074,000	$183,665	$5,357,665
	2014	500,000	1,500,000	4,340,000	24,384	6,364,384

					%Change	(16%)
Mr. Mouton General Counsel and Director	2015	$800,000	$3,000,000	$2,696,200	$450,200	$6,946,400
	2014	620,076	2,300,000	4,960,000	51,260	7,931,336

					%Change	(12%)
Mr. Windisch Executive Vice President	2015	$600,000	$3,500,000	$2,696,200	$238,495	$7,034,695
	2014	500,000	2,300,000	5,580,000	52,764	8,432,764

					%Change	(17%)

II.  Executive Compensation Philosophy and Review Process

Our core compensation philosophy has been to:

•

Pay competitively — Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units;

•

Pay-for-performance — A significant portion of our NEOs’ compensation is at-risk subject to the Company’s achievement of pre-established performance goals. Consistent with this focus, our compensation program provides our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of Company performance goals. We encourage our executives to take a long-term approach by compensating them in restricted equity that vests over a period of three to five years if the Company exceeds return on equity goals, subject to continued employment; and

•

Alignment with stockholders — Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention. We align the interests of our executives with those of our stockholders by paying a significant portion of compensation to our executive officers in equity. As of April 29, 2016, our directors and executive officers beneficially owned approximately 18.17% of our outstanding common stock.

Role of the Compensation Committee

Our Compensation Committee determines the compensation of all of the NEOs. In this process it receives input as necessary and appropriate from Company management, including the Chief Executive Officer and the Chief Financial Officer, other than with respect to their own compensation, and the Compensation Committee’s compensation consultant, as discussed below. Our Chief Executive Officer makes certain recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns). The Compensation Committee considers these recommendations together with input of our independent compensation consultant. All final decisions affecting NEO compensation, executive compensation philosophy, policies and plan designs are made by the Compensation Committee.

Role of the Compensation Consultants

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2015, the Compensation Committee retained FTI Consulting to provide peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and restricted stock awards applicable to executive officers and employment agreements. The Compensation Committee has determined that FTI Consulting is independent and that there was no conflict of interest between the Company and FTI Consulting during 2015. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended and the NYSE listing standards.

Use of Peer Group Data

In 2015, the Compensation Committee, with the assistance of FTI Consulting, selected the Company’s current peer group. In selecting the Company’s peer group, the Compensation Committee applied the following methodology: (i) no fewer than 10 peer comparisons in order to have enough information to calculate meaningful statistical data; and (ii) a holistic review of companies that are classified as asset managers with real estate portfolios and real estate investment trusts to create a composite of diverse companies that on a blended basis reflects the Company’s unique business model and are most appropriate in comparison. The companies that make up the Company’s peer group were selected using the following criteria: (a) select companies with appropriate size comparison in terms of implied equity market capitalization and total enterprise value; (b) select asset managers with real estate portfolios; (c) select real estate investment trusts with similar executive management teams and a multi-faceted business model; (d) select companies that invest in assets outside of the United States; and (e) select companies with whom the Company directly completes for talent. Applying such methodology, the Compensation Committee selected the following 11 publicly traded companies for the Company’s peer group (in alphabetical order):

Apollo Global Management, LLC	Fortress Investment Group, LLC
Ares Management, L.P.	Kilroy Realty Corporation
Blackstone Group, L.P.	NorthStar Asset Management Group, Inc.
Brookfield Asset Management, Inc.	Och-Ziff Capital Management Group LLC
Colony Capital, Inc.	W.P. Carey & Co. LLC
Douglas Emmet, Inc.

FTI Consulting provided the Compensation Committee with peer group compensation data in order for the Compensation Committee to understand the reasonableness of the Company’s pay level and structure as compared to the market. Reflecting the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type), in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided between base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Please see the discussion in “Elements of Compensation” below.

III.  Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. The current base salaries of our NEOs were established by our Compensation Committee in 2014 in connection with the employment agreements and amendments that we entered into with our NEOs at that time after considering competitive levels of base pay and a desire to set levels of base pay that are internally equitable. Similarly, as explained below, 2015 bonus levels were set by first determining an appropriate overall bonus pool for Company employees and then allocating that pool among the NEOs in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.

Base Salary

Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salary for all NEOs, is set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to the Chief Executive Officer’s own base salary.

In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee are subjective.

The base salaries for each of the NEOs in 2015 were as set forth below and did not increase after the base salary adjustments instituted for each of the NEOs by the Compensation Committee in 2014.

Named Executive Officer	2015 Base Salary
William J. McMorrow – Chairman and Chief Executive Officer	$1,500,000
Mary Ricks – President and CEO, Kennedy Wilson Europe	1,000,000
Justin Enbody – Chief Financial Officer	600,000
Kent Mouton – General Counsel	800,000
Matt Windisch – Executive Vice President	600,000

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to undertake efforts that provide increases in stockholder value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs. For 2015, the Compensation Committee determined that overall company results would be used to determine the size of a bonus pool and the bonus pool would be allocated among all employees by taking into account their individual contributions and the success of their business units.

As the first step in implementing this concept, the Compensation Committee awarded cash-based performance units under our Amended and Restated 2009 Equity Participation Plan in March 2015 to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks. The performance units were intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Tax Code. Pursuant to the performance units awarded to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks, such NEOs were eligible to earn an amount in cash equal to a specified percentage of a bonus pool equal to 15% of the Company’s pre-bonus adjusted EBITDA, only if the Company’s adjusted EBITDA was $25 million or more. During 2015, Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks were eligible to earn cash amounts of up to 40%, 10%, 10%, 10% and 30%, respectively of the aggregate bonus pool. These allocations represented the maximum bonus payable, with the Compensation Committee retaining complete discretion to decrease (but not increase) the bonus awarded to each participant to such lesser number as it considered appropriate. The maximum bonus payable to each NEO under the cash-based performance units as set forth in our Amended and Restated 2009 Equity Participation Plan was also capped at $10 million during 2015.

Based on the achievement of the financial performance factors discussed below and in the “2015 Financial Performance and Results” section above and the Company’s pre-bonus adjusted EBITDA of $426.2 million, the Compensation Committee established a 2015 bonus pool equal to $55 million or approximately 13% of pre-bonus adjusted EBITDA (as compared to a maximum pool equal to 15%).

Following the completion of our 2015 fiscal year, the Compensation Committee determined the portion of this pool to be paid to the NEOs and the bonus amounts for each NEO. The maximum bonus amounts payable pursuant to the original terms of their performance units were reduced to be equal to the amounts finally determined by the Compensation Committee in its sole discretion. In deciding upon the amount of bonuses to be paid each NEO, the Compensation Committee did not focus on one particular factor, but, consistent with the rationale for using an overall bonus pool, initially focused on overall Company performance and then evaluated each NEO’s contribution to that performance. In this regard, the Compensation Committee determined that 2015 was an extremely successful year for the Company. In addition to the detailed discussion of the Company’s performance in the “2015 Financial Performance and Results” section above, the particular factors that the Compensation Committee took into account with respect to 2015 performance were:

•	The Company’s adjusted EBITDA for the full year 2015 was $371.2 million, up 17% compared to $317.8 million in 2014.

•	The Company’s adjusted net income for the full year 2015 was $208.2 million, up 56% compared to $133.7 million in 2014.

•

The Company and its equity partners (including Kennedy Wilson Europe Real Estate plc, or KWE), completed investment transactions of approximately $5.4 billion in 2015. The cap rate of the completed acquisitions ($3.2 billion) was 6.9%, while the cap rate of the completed dispositions ($2.1 billion) was 5.0%.

•

In 2015, on a same property basis, the revenue and NOI of the Company’s multifamily investments grew by 7.7% and 10.7%, respectively. The Company has now completed ten consecutive quarters where the NOI of its multifamily investments grew by more than 8%. In addition, the Company’s adjusted fees in its services business increased by 31%, from $121.0 million in 2014 to $158.2 million in 2015.

•	The Company and its consolidated subsidiaries (including KWE) entered 2016 with the strongest liquidity position in our history with $1.5 billion in consolidated cash and lines of credit.

Based on these factors and the Compensation Committee’s qualitative evaluation of the NEO’s contributions to these factors, as well as their individual performance, and where applicable, the performance of their business units, the Compensation Committee awarded the following bonuses to each of the NEOs in 2015:

Named Executive Officer	2015 Cash Bonus
William J. McMorrow – Chairman and Chief Executive Officer(1)	$13,000,000
Mary Ricks – President and CEO, Kennedy Wilson Europe	$9,000,000
Justin Enbody – Chief Financial Officer	$2,500,000
Kent Mouton – General Counsel	$3,000,000
Matt Windisch – Executive Vice President(2)	$3,500,000
(1)

$10,000,000 of the cash bonus was payable in respect of Mr. McMorrow’s performance units. The remaining $3,000,000 was payable as a discretionary bonus in recognition of his exemplary performance in 2015 and his role in the Company’s success during that period.

(2)

$3,000,000 of the cash bonus was payable in respect of Mr. Windisch’s performance units. The remaining $500,000 was paid to Mr. Windisch in April 2015 in connection with his contributions to the sale of the equity interests in the Company’s Japanese multifamily portfolio.

Long-Term Incentives

Long-term incentives in the form of restricted stock awards are a crucial part of the overall compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees.

In 2015, the Compensation Committee reviewed the terms of our historical restricted stock awards and, as discussed throughout this proxy statement, determined that the following changes to the program were appropriate:

•

Any shares not earned at the end of the annual performance period will be forfeited and will not be able to be earned at the end of the three-year performance period based on the Company’s cumulative ROE (i.e., no catch-up feature).

•

Any shares that vest will be subject to an additional holding period during which time the executive generally will not be able to sell vested stock for three years following the vesting date (“no sell” provision).

•	Dividends on unvested shares will be accumulated and paid only if and to the extent that the shares actually vest.

•	Move to an annual-based grant program from the previous program based on periodic / bi-annual grants.

Vesting. Under the terms of the 2015 restricted stock awards granted to our NEOs, the restricted shares are scheduled to vest according the following schedule:

•

One-third (1/3) of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of March 15, 2016, and (ii) our ROE equaling or exceeding 9% for our fiscal year ending December 31, 2015;

•

One-third (1/3) of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of March 15, 2017, and (ii) our ROE equaling or exceeding 9% for our fiscal year ending December 31, 2016; and

•

One-third (1/3) of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continuing to provide services) as of March 15, 2018, and (ii) our ROE equaling or exceeding 9% for our fiscal year ending December 31, 2017;

To the extent that the vesting requirements described above are not satisfied as of the applicable March 15 vesting date, the restricted shares subject to vesting on such vesting date will be completely forfeited as of such date.

Termination of Service. Notwithstanding the foregoing, if the employment of a grantee who is an employee or the status or engagement of a grantee who is a consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), the Compensation Committee may, in its sole discretion, provide that the requirement that the grantee be employed by or rendering services to the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the Return on Equity performance goal is attained as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, however, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability.

Change in Control. In the event of a Change of Control of the Company (as defined in the Amended and Rested 2009 Equity Participation Plan), all then-unvested restricted shares will vest in full as of the date of the Change in Control, subject to the executive’s continued employment until at least immediately prior to the Change of Control.

No-Sale Period; Transferability. The restricted shares generally will not be transferable unless and until such shares vest. In addition, notwithstanding the foregoing, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested restricted shares prior to the earlier to occur of (i) the third anniversary of the date on which such shares vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the restricted shares, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Dividends. Any dividends declared on the Company’s common stock with respect to any unvested restricted shares will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying restricted shares vest.

Definitions. For purposes of the award agreements:

•

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

•

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially fulltime at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

•

“ROE” means the ratio of Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission) to tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable fiscal year ending December 31.

In 2015, the Compensation Committee granted our NEOs the following amount of restricted shares:

Named Executive Officer	Restricted Shares Granted (#of shares)	Grant Date Value(1)
William J. McMorrow – Chairman and Chief Executive Officer	425,000	$8,814,500
Mary Ricks – President and CEO, Kennedy Wilson Europe	260,000	$5,392,400
Justin Enbody – Chief Financial Officer	100,000	$2,074,000
Kent Mouton – General Counsel	130,000	$2,696,200
Matt Windisch – Executive Vice President	130,000	$2,696,200
(1)	Based on the closing price of our common stock on the date of the grant.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

In 2015, the Company secured life insurance policies for each of the NEOs. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event a NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described above and under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2015 were as follows: Mr. McMorrow: $1.1 million; Mr. Enbody: $104,000; Ms. Ricks: $274,595; Mr. Mouton: $350,000; and Mr. Windisch: $124,000.

In 2015, the Company entered into letter agreements with each of the NEOs, pursuant to which the Company agreed that, on each date on which KWE pays a performance fee in the form of ordinary shares of KWE to a wholly-owned subsidiary of the Company (the “Manager”) or its affiliate, each NEO will receive an award of restricted share units (“RSUs”) covering a number of ordinary shares equal to a specified percentage of the ordinary shares of KWE actually issued to the Manager and/or its affiliate. These award letters provide that the NEO’s right to receive the RSUs is subject to the NEO’s continued employment with the Company through the applicable grant date, and that upon a termination of the NEO’s employment for any reason, the NEO will have no right to receive further RSU awards. The award letter, and the NEO’s right to receive future RSU awards, may be amended or terminated at any time by the Company in its discretion without the NEO’s consent or approval, and the Company may, in its discretion, reduce or otherwise modify the executive’s award percentage (including a reduction to 0%) at any time. The percentages awarded to each NEO are as follows: Mr. McMorrow: 4.44%; Mr. Enbody: 0.62%; Ms. Ricks: 4.44%; Mr. Mouton: 0.50%; and Mr. Windisch: 1.51%. The NEOs did not receive any RSUs of KWE under this arrangement in 2015.

The Chief Executive Officer also receives an annual car allowance of $18,000. Further details regarding certain benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2015, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow, as amended, expires on August 6, 2021 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on December 29, 2019 and provides for an annual base salary of $600,000. Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks, as amended, expires on August 6, 2021 and provides for an annual base salary of $1,000,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

In 2014, Ms. Ricks, Kennedy Wilson UK Limited and the Company entered into a letter of understanding, which provides for a short-term employment assignment located in London. Pursuant to the letter of understanding, in addition to the base salary described above, Ms. Ricks is provided with an annual reimbursement for UK housing expenses, a monthly reimbursement for US property management expenses, an annual cost of living allowance, and tax equalization. Tax equalization is used to neutralize the tax impact of an international assignment when tax rates differ between an employee’s host and home country. As part of the Company’s tax equalization policy, a hypothetical tax, or the estimated ‘stay-at-home’ tax Ms. Ricks would have paid had she not gone on assignment, is calculated and withheld during each payroll cycle. Any actual United States or United Kingdom taxes are funded by the Company. Upon completion of Ms. Ricks’ annual income tax returns, a tax equalization calculation is prepared to compare the estimated hypothetical tax retained during the year with her final theoretical ‘stay-at-home’ tax liability resulting in a balance owed either to the Company or Ms. Ricks. Please see “Compensation Tables” for additional details of amounts paid to Ms. Ricks in 2015 under this arrangement.

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on December 29, 2019 and provides for an annual base salary of $600,000. Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on December 29, 2019 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, the Board has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple
Chairman and Chief Executive Officer	10x Base Salary
President and CEO, Kennedy Wilson Europe	4x Base Salary
Chief Financial Officer	3x Base Salary
General Counsel	3x Base Salary
Executive Vice President (NEO)	3x Base Salary
Other Executive Officers	1.5x Base Salary
Non-employee Director	3x Annual Cash Retainer

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2020 or December 31 of the year in which the fifth anniversary of the executive officer and non-employee director’s appointment or first election to the Board. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2015, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above.

Anti-Hedging and Anti-Pledging Policies

In 2015, the Company adopted anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions going forward, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibit our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other shareholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. In connection with the adoption of this policy, (i) Mr. McMorrow agreed to unwind all pledges currently in place by the end of 2018; and (ii) Ms. Ricks agreed to decrease the amount of her pledges currently in place to 10% of her total holdings in the Company by the end of 2019. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

IV. Tax, Accounting and Other Considerations

Stockholder Say-on-Pay Vote

In June 2014, we provided stockholders an advisory (non-binding) vote to approve the compensation of our NEOs (the say-on-pay proposal). At our 2014 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with approximately 67% of the votes cast in favor of the say-on-pay proposal. In addition, when determining how often to hold future say-on-pay proposals, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting, with over 71% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our NEOs every three years, and we expect that our next say-on-pay proposal will be submitted to our stockholders for an advisory vote at our 2017 annual meeting. The Compensation Committee periodically reviews and revises the Company’s compensations arrangements with the objective of best aligning those programs with our stockholder interests. In addition, the Company periodically solicits feedback from its investors regarding management compensation arrangements in order to ensure that our programs reflect full consideration of investor input.

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Tax Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our named executive officers (other than our chief financial officer who is not subject to Section 162(m)) during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee takes into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by:	Norman Creighton, Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as Chief Executive Officer and Chairman of our predecessor, Prospect Acquisition Corp., prior to the consummation of the merger between its wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2015 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the annual bonus plan is not mechanical in nature because, after the Compensation Committee has determined the overall size of any bonus pool, the portion of such pool allocated to an employee is based on both a quantitative and qualitative evaluation of that employee’s achievements in the sole discretion of the Compensation Committee. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Tables

2015 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2015	$1,500,000	$3,000,000	$8,814,500	$10,000,000	$1,492,479	(2)	$24,806,979
Chairman and Chief	2014	1,171,528	1,000,000	18,600,000	10,000,000	212,068		30,983,596
Executive Officer	2013	950,000	—	—	7,000,000	133,478		8,083,478
Justin Enbody	2015	600,000		2,074,000	2,500,000	183,665	(3)	5,357,665
Chief Financial Officer	2014	500,000		4,340,000	1,500,000	24,834		6,364,834
	2013	441,667	1,000,000	220,250	—	8,966		1,670,883
Mary Ricks	2015	1,000,000	—	5,392,400	9,000,000	1,689,970	(4)	17,082,370
President and CEO,	2014	850,694	—	11,160,000	7,000,000	1,237,341		20,248,035
Kennedy Wilson Europe	2013	750,000	—	—	5,000,000	1,806,639		7,556,639
Kent Mouton	2015	800,000	—	2,696,200	3,000,000	450,200	(5)	6,946,400
General Counsel and	2014	620,076	—	4,960,000	2,300,000	51,260		7,931,336
Director	2013	600,000	—	—	1,000,000	48,414		1,648,414
Matt Windisch	2015	600,000	500,000	2,696,200	3,000,000	238,495	(6)	7,034,695
Executive Vice President	2014	500,000	—	5,580,000	2,300,000	52,764		8,432,764
	2013	462,500	—	—	1,500,000	28,367		1,990,867

(1)

The amounts in this column reflect the aggregate grant date fair value of each restricted stock award computed in accordance with ASC Topic 718, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved. Information regarding the valuation assumptions used in the calculations are included in Note 15 to the Company’s financial statements for the fiscal year ended December 31, 2015 contained in the Company’s Annual Report on Form 10-K.

(2)

Includes $18,000 in car allowance payments; $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $380,700; and life-insurance premium payments of $1,092,279.

(3)

Includes $1,500 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $78,165; and life-insurance premium payments of $104,000.

(4)

Includes $1,500 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; payments provided in connection with Ms. Ricks’ overseas assignment, including $89,753 in cost-of-living payments, $180,000 for management of U.S. property, and $294,151 for reimbursement of U.K. occupancy expenses; dividend payments on unvested shares of restricted stock of $245,250; and $604,721 in tax equalization related payments; and life-insurance premium payments of $274,595.

(5)	Includes $100,200 of dividend payments on unvested shares of restricted stock; and life-insurance premium payments of $350,000.

(6)

Includes $1,500 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $112,995; and life-insurance premium payments of $124,000.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimate Future Payouts Under Equity Incentive Plan Award s(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Fair Value of Stock Awards ($)(3)
William J. McMorrow		—	—	$10,000,000	—	—	—	—
	10/15/15	—	—	—	—	425,000	—	8,814,500
Justin Enbody		—	—	$10,000,000	—	—	—	—
	10/15/15	—	—	—	—	100,000	—	2,074,000
Mary Ricks		—	—	$10,000,000	—	—	—	—
	10/15/15	—	—	—	—	260,000	—	5,392,400
Kent Mouton		—	—	$10,000,000	—	—	—	—
	10/15/15	—	—	—	—	130,000	—	2,696,200
Matt Windisch		—	—	$10,000,000	—	—	—	—
	10/15/15	—	—	$0	—	130,000	—	2,696,200

(1)

The amounts in column (e) reflect the maximum amount payable with respect to performance units awarded under the Company’s annual bonus plan for 2015. Actual amounts paid to each participating named executive officer for 2015 are set forth in column “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s annual bonus plan, including how actual payouts are determined, see “Compensation Discussion and Analysis-Elements of Compensation- Annual Bonus”.

(2)

The amounts in column (g) reflect the shares that may vest in the event that the specified Return on Equity target is achieved. There is no threshold or maximum level under the award. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

This column shows the full grant date fair value of restricted stock awards under ASC Topic 718 granted to the named executive officers during 2015, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs at December 31, 2015.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	1/26/2012	(3)	—	—	560,000	13,484,800
	7/18/2014	(4)	—	—	600,000	14,448,000
	10/15/2015	(5)	—	—	425,000	10,234,000
Justin Enbody	1/26/2012	(3)	—	—	52,500	1,264,200
	7/17/2013	(6)	—	—	1,874	45,126
	7/18/2014	(4)	—	—	140,000	3,371,200
	10/15/2015	(5)	—	—	100,000	2,408,000
Mary Ricks	1/26/2012	(3)	—	—	455,000	10,956,400
	7/18/2014	(4)	—	—	360,000	8,668,800
	10/15/2015	(5)	—	—	260,000	6,260,800
Kent Mouton	1/26/2012	(3)	—	—	140,000	3,371,200
	7/18/2014	(4)	—	—	160,000	3,852,800
	10/15/2015	(5)	—	—	130,000	3,130,400
Matt Windisch	1/26/2012	(3)	—	—	157,500	3,792,600
	7/18/2014	(4)	—	—	180,000	4,334,400
	10/15/2015	(5)	—	—	130,000	3,130,400

(1)	Represents restricted stock awards granted to the NEOs which vest based on achievement of specified performance criteria.

(2)	Value is based on the closing price of our common stock of $24.08 on December 31, 2015, as reported on the NYSE.

(3)

The 2012 awards vest over a five year period from the date of grant with respect to (i) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2012 fiscal year being met and the grantee being employed as of January 26, 2013, (ii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2013 fiscal year being met and the grantee being employed as of January 26, 2014, (iii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of January 26, 2015, (iv) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of January 26, 2016, and (v) 60% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of January 26, 2017.

(4)

The 2014 awards vest over a five year period from the date of grant with respect to (i) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of April 15, 2015, (ii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of April 15, 2016, (iii) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of April 15, 2017, (iv) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2017 fiscal year being met and the grantee being employed as of April 15, 2018, and (v) 20% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2018 fiscal year being met and the grantee being employed as of April 15, 2019.

(5)

The 2015 awards granted to the NEOs vest over a three year period from the date of grant with respect to (i) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of March 15, 2016, (ii) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of March 15, 2017, and (iii) 33% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2017 fiscal year being met and the grantee being employed as of April 15, 2018. These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The restricted shares granted to Mr. Enbody during 2013 have similar vesting terms to the awards described in footnote (3) above, but in installments of 12.5% in each of 2014, 2015 and 2016 and 62.5% of the award in 2017.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2015, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. McMorrow	—	—	230,000	$6,034,000
Justin Enbody	—	—	43,713	1,141,673
Mary Ricks	—	—	155,000	4,075,150
Kent Mouton	—	—	60,000	1,573,400
Matt Windisch	—	—	70,500	1,846,395

(1)	Value realized on vesting of restricted stock awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2015. For this purpose, the closing stock price of $24.08 on that date, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. During 2015, the Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

•

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying our his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

•

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

•

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s board of directors shall cease to constitute at least a majority of the board of directors of the Company, or of any successor to the Company; provided, however, that any director elected to the board of directors, or nominated for election by a majority of the board of directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. During 2015, the Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. During 2015, the Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. During 2015, the Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. During 2015, the Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)	Disability		Change in Control Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection with Change in Control(1)
William McMorrow
Cash Severance	$—	$58,589,528	$—	$19,400,000		$—	$58,589,528
Equity Award Acceleration(3)	—	38,166,800	38,166,800	38,166,800		38,166,800	38,166,800
Continued Benefits(4)	—	68,345	—	—		—	68,345
280G Cutback(5)	N/A	N/A	N/A	N/A		N/A	—

Total	$—	$96,824,673	$38,166,800	$57,566,800	$		$96,824,673

Justin Enbody
Cash Severance	$—	$7,872,445	$—	$3,880,000		$—	$7,872,445
Equity Award Acceleration(3)	—	7,088,526	7,088,526	7,088,526		7,088,526	7,088,526
Continued Benefits(4)	—	21,182	—			—	21,182
280G Cutback(5)	N/A	N/A	N/A	N/A		N/A	—

Total	$—	$14,982,153	$7,088,526	$10,968,526	$		$14,982,153

Mary Ricks
Cash Severance	$—	$26,963,129	$—	$12,600,000		$—	$26,963,129
Equity Award Acceleration(3)	—	25,886,000	25,886,000	25,886,000		25,886,000	25,886,000
Continued Benefits(4)	—	68,345	—	—		—	68,345
280G Cutback(5)	N/A	N/A	N/A	N/A		N/A	—

Total	$—	$52,917,475	$25,886,000	$38,486,000	$		$52,917,475

Kent Mouton
Cash Severance	$—	$10,234,717	$—	$5,473,333		$—	$10,234,717
Equity Award Acceleration(3)	—	10,354,400	10,354,400	10,354,400		10,354,400	10,354,400
Continued Benefits(4)	—	21,182	—	—		—	21,182
280G Cutback(5)	N/A	N/A	N/A	N/A		N/A	—

Total	$—	$20,610,299	$10,354,400	$15,827,733	$		$20,610,299

Matthew Windisch
Cash Severance	$—	$11,125,667	$—	$4,680,000		$—	$11,125,667
Equity Award Acceleration(3)	—	11,257,400	11,257,400	11,257,400		11,257,400	11,257,400
Continued Benefits(4)	—	21,182	—	—		—	21,182
280G Cutback(5)	N/A	N/A	N/A	N/A		N/A	—

Total	$—	$22,404,249	$11,257,400	$15,397,400	$		$22,404,249

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

During 2015, the Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 31, 2015 closing stock price of $24.08.

(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the executive’s employment term.

(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made. No cutbacks are expected based on assumptions used.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding shares outstanding and available for issuance under our Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares Available for Future Issuance

Equity compensation plans approved by our stockholders	—	N/A	953,504

Equity compensation plans not approved by our stockholders	—	N/A	—

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 29, 2016 by (i) each person known to us to own beneficially more than 5% of our common stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Wellington Group Holdings LLP(2)	14,493,866	12.75%
Fairfax Financial Holdings Limited and affiliates (3)	11,500,072	10.12%
BlackRock, Inc. (4)	6,718,691	5.91%
The Vanguard Group(5)	6,163,936	5.42%

Named Executive Officers, Directors and Director Nominees:
William J. McMorrow (6)	14,251,577	12.54%
Mary Ricks (7)	1,913,438	1.68%
Matt Windisch	575,186	*
Kent Mouton	493,844	*
Justin Enbody	301,658	*
In Ku Lee	109,009	*
Norman Creighton	295,574	*
Cathy Hendrickson (8)	62,694	*
David A. Minella(9)	2,354,532	2.07%
Jerry R. Solomon (10)	110,000	*
Stanley R. Zax	184,800	*
All executive officers and directors as a group (11 persons)	20,652,312	18.17%

* Less than 1%

(1)

Amount and applicable percentage of ownership is based on 113,666,390 shares of the Company’s common stock that were outstanding on April 29, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)

The address of the holder is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. The information contained herein is based solely upon a Schedule 13 G/A filed with the SEC on February 11, 2016. Based on that Schedule, (i) Wellington Group Holdings LLP shares voting and dispositive power with respect to 12,951,879 and 14,493,866, respectively, of these shares with Wellington Investment Advisors Holdings LLP, (ii) Wellington Group Holdings LLP shares voting and dispositive power with respect to 12,715,569 and 13,792,732, respectively, of these shares with Wellington Management Company LLP, and (iii) these shares are owned of record by clients of one or more investment advisers owned by Wellington Management Group LLP that clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares and none of whom is known to have such right or power with respect to more than five percent of the Company’s common stock.

(3)

Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,500,072 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 10,281,845 shares of common stock. Fairfax (Barbados) International Corp. is deemed to share voting and dispositive power with respect to 968,606 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 10,275,608 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 1,740,381 shares of common stock. TIG Holdings, Inc. and TIG Insurance Company are deemed to share voting and dispositive power with respect to 1,119,033 shares of common stock. General Fidelity Insurance Company, American Safety Holdings Corp. and American Safety Casualty Insurance Company are deemed to share voting and dispositive power with respect to 1,046,414 shares of common stock. American Safety Indemnity Company is deemed to share voting and dispositive power with respect to 627,800 shares of common stock. Fairmont Specialty Group Inc. and Fairmont Premier Insurance Company are deemed to share voting and dispositive power with respect to 31,475 shares of common stock. Fairmont

Insurance Company is deemed to share voting and dispositive power with respect to 2,707 shares of common stock. Fairmont Specialty Insurance Company is deemed to share voting and dispositive power with respect to 24,464 shares of common stock. Odyssey US Holdings Inc. and Odyssey Re Holdings Corp. are deemed to share voting and dispositive power with respect to 7,349,715 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 3,355,274 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 1,030,096 shares of common stock. Hudson Specialty Insurance Company is deemed to share voting and dispositive power with respect to 201, 2450 shares of common stock. Clearwater Select Insurance Company is deemed to share voting and dispositive power with respect to 400,000 shares of common stock. Crum & Forster Holdings Corp. is deemed to share voting and dispositive power with respect to 66,479 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 9,621 shares of common stock. United States Fire Insurance Company is deemed to share voting and dispositive power with respect to 56,857 shares of common stock. TIG Insurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 962,369 shares of common stock. Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited are deemed to share voting and dispositive power with respect to 483,481 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, 810679 Ontario Limited and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (Barbados) International Corp. and TIG Insurance (Barbados) Limited is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company and Fairmont Specialty Insurance Company is 250 Commercial Street, Suite 5000, Manchester, NH 03101. The address of Odyssey US Holdings Inc., Odyssey RE Holdings Corp., Odyssey Reinsurance Company and Clearwater Select Insurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Hudson Insurance Company and Hudson Specialty Insurance Company is 100 William St., New York, New York 10038. The address of Crum & Forster Holdings Corp., The North River Insurance Company and United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962. The address of Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on February 3, 2015.

(4)	The address of the holder is 55 East 52nd Street, New York, NY 10055. The information contained herein is based solely upon a Schedule 13 G/A filed with the SEC on January 26, 2016.

(5)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G filed with the SEC on February 10, 2016.

(6)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 387,821 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 1,500,000 pledged shares. Mr. McMorrow will completely unwind the pledge of such shares by the end of 2018. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

(7)

Includes 582,000 pledged shares. Ms. Ricks will reduce the amount of pledged shares to equal no more than ten percent (10%) of her total holdings in the Company by the end of 2019. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

(8)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.

(9)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

(10)	Includes 70,000 shares of common stock held by the Solomon Family Trust, of which Mr. Solomon and his spouse are trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

Our senior professionals and qualified employees and third party investors have co-invested, from time to time, in certain of our joint venture investments through unconsolidated pooled investment vehicles owned by such individuals. In certain instances, the owners of such pooled investment vehicles may be entitled to a portion of any carried interest generated by such investments. These investments have been generally less than 10% of the total equity of the underlying investment. Our NEOs no longer participate in such investments and therefore no new investments were made by any of our NEOs during 2015. Distributions greater than $120,000 from previous investments, including profits and return of capital, from our equity investments to our directors and executive officers (and their estate planning vehicles) were made during 2015. Such distributions totaled $687,025 for Mr. McMorrow ($338,000 of which was return of initial investment distributions) and $150,000 for Ms. Ricks ($65,000 of which was return of initial investment distributions).

We and Fairfax Financial Holdings Limited, or Fairfax, have 14 joint venture and 1 loan pool investments together. During 2015, Fairfax contributed $36.9 million of capital to these investments.

Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. (“Solomon Winnett”) received approximately $200,000 in income tax service fees for the year ended December 31, 2015. Jerry Solomon, our director, was a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and held a 20% interest in the firm. In 2014, Mr. Solomon left the firm of Solomon Winnett. In connection with his departure, Mr. Solomon entered into an agreement with Solomon Winnett which provides for certain payments to be paid to Mr. Solomon until January 2017 (the “Payment Period”). The agreement also provides that if the Company terminates its engagement with Solomon Winnett with respect to the Company’s corporate US tax returns during the Payment Period, Mr. Solomon’s monthly payment from Solomon Winnett will be reduced by $3,000.

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2017 must submit such proposal to the Company no later than December 30, 2016; provided, however, that in the event the 2017 Annual Meeting is held more than 30 days prior to or after June 9, 2017, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2017 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

Householding of Proxy Materials

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 29, 2016. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
April 29, 2016

Appendix A

Certain Definitions and Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP measures to analyze our business, including adjusted EBITDA, consolidated EBITDA, consolidated adjusted net income and adjusted net income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Assets under management” or “AUM” generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.

“Adjusted EBITDA” represents consolidated EBITDA, as defined below, adjusted to exclude corporate merger and acquisition related expenses, share based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Our management uses adjusted EBITDA to analyze our business because it adjusts consolidated EBITDA for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, consolidated EBITDA and adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, readers should use consolidated EBITDA and adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of consolidated EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, consolidated EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amounts shown for consolidated EBITDA and adjusted EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Fees” represents the Company’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation and the Company’s share of fees in unconsolidated service businesses.

“Adjusted Net Income” represents Consolidated Adjusted Net Income as defined below, adjusted to exclude net income attributable to noncontrolling interests, before depreciation and amortization

“Cap rate” represents the net operating income of an investment for the year preceding its acquisition or disposition divided by the purchase or sale price. Cap rates set forth in this presentation only include data from income-producing properties. Cap rates represent historical performance and are not a guarantee of future net operating income. Properties for which a cap rate is provided may not continue to perform at that cap rate.

“Consolidated EBITDA” represents net income before noncontrolling interest income, interest expense, our share of interest expense included in income from unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes for the Company. We do not adjust consolidated EBITDA for gains or losses on the extinguishment of mortgage debt as we are in the business of purchasing discounted notes secured by real estate and, in connection with these note purchases, we may resolve these loans through discounted payoffs with the borrowers. Consolidated EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, consolidated EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not remove all non-cash items (such as acquisition related gains) or consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Our management believes consolidated EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of consolidated EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe consolidated EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

“Consolidated Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments and share based compensation expense

“Equity multiple” is calculated by dividing the amount of total distributions received by the Company from an investment (including any gains, return of equity invested by the Company and promoted interests) by the amount of total contributions invested by the Company in such investment. This metric does not take into account management fees, organizational fees, or other similar expenses, all of which in the aggregate may be substantial and lower the overall return to the Company. Equity multiples represent historical performance and are not a guarantee of future performance.

“Equity partners” refers to non-wholly-owned subsidiaries that the Company consolidates in its financial statements under U.S. GAAP, including KWE, and third-party equity providers.

“IRR” is based on cumulative distributions to date on each investment and is the leveraged internal rate of return on equity invested in the investment. The IRR measures the return on the Company’s investment in each asset including promoted interests, expressed as a compound rate of interest over the entire investment period. This return does not take into account management fees, organizational fees, or other similar expenses, all of which in the aggregate may be substantial and lower the overall return to the Company. IRR represents historical performance and is not a guarantee of future performance.

“Net operating income” or “ NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting its operating expenses from its operating revenues.

“Same property” refers to properties in which the Company has an ownership interest during the entire span of both periods being compared.

A reconciliation of net income to consolidated EBITDA and adjusted EBITDA is presented below:

(Dollars in Millions)		2015		2014		2013		2012		2011

Net Income	$	59.0	$	90.1	$	13.9	$	6.7	$	7.5
Non-GAAP Adjustments:
Add back:
Interest expense - investments		108.8		46.3		11.8		2.5		1.6
Interest expense-corporate		46.9		57.1		39.9		26.1		19.0
Early extinguishment of corporate debt		1.0		27.3		—		—		—
Kennedy Wilson’s share of interest expense included in investment in unconsolidated investments		28.1		35.5		45.0		29.5		23.5
Depreciation and amortization		166.3		104.5		17.4		4.9		2.7
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments		28.1		47.1		46.7		22.6		13.9
Provision for (benefit from) income taxes		53.4		32.4		2.9		(0.2)		(2.0)

Consolidated EBITDA		491.6		440.3		177.6		92.1		66.2
Share-based compensation		30.8		15.8		7.5		8.1		5.1
EBITDA attributable to noncontrolling interests		(151.2)		(138.3)		(26.0)		(2.8)		(1.0)

Adjusted EBITDA	$	371.2	$	317.8	$	159.1	$	97.4	$	70.3

A reconciliation of net income to consolidated adjusted net income and adjusted net income is presented below.

(Dollars in Millions; except per share data)		2015		2014		2013		2012		2011

Net Income	$	59.0	$	90.1	$	13.9	$	6.7	$	7.5
Non-GAAP Adjustments:
Add back:
Depreciation and amortization		166.3		104.5		17.4		4.9		2.7
Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments		28.1		47.1		46.7		22.6		13.9
Share-based compensation		30.8		15.8		7.5		8.1		5.1

Consolidated Adjusted Net Income		284.2		257.5		85.5		42.3		29.2

Less:
Net income attributable to noncontrolling interests, before depreciation and amortization		(76.0)		(123.8)		(24.4)		(2.8)		(1.0)

Adjusted Net Income	$	208.2	$	133.7	$	61.1	$	39.5	$	28.2

Basic weighted average number of common shares outstanding		103,361,513		89,200,855		71,159,919		55,285,833		42,415,770
Basic Adjusted Net Income Per Share	$	2.02	$	1.50	$	0.86	$	0.71	$	0.66

A reconciliation of investment management, property services and research fees to adjusted fees is presented below.

(Dollars in Millions)		2015		2014		2013		2012		2011

Investment management, property services and research fees	$	69.3	$	82.6	$	68.1	$	53.3	$	57.1
Non-GAAP Adjustments:
Add back:
Fees eliminated in consolidation		75.0		21.6		4.3		2.4		1.9
Kennedy Wilson’s share of fees in unconsolidated service businesses		13.9		16.8		-		-		-

Adjusted Fees	$	158.2	$	121.0	$	72.4	$	55.7	$	59.0

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 29, 2016 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on June 9, 2016 at 9:00 a.m., Pacific Time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted in favor of proposals 1 and 2.

To obtain directions to attend the Annual Meeting and vote in person, please contact Daven Bhavsar at (310) 887-3431.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 9, 2016

Our Annual Report to Stockholders and the Proxy Statement

Are Available at www.kennedywilson.com/investor-relations.

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 9, 2016

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND “FOR” PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES	Nominees: ☐ Cathy Hendrickson ☐ Stanley R. Zax

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (see instructions below)

2. PROPOSAL NO. 2
		For	Against	Abstain
		☐	☐	☐

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2016 fiscal year.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder: Date: Signature of Stockholder: Date:

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.